UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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MANNKIND CORPORATION

(Name of Registrant as Specified in its Charter)

N/A

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MANNKIND CORPORATION

25134 Rye Canyon Loop, Suite 300

Valencia, CA 91355

(661) 775-5300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, May 18, 2017

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of MannKind Corporation, a Delaware corporation (“MannKind”). The meeting will be held on Thursday, May 18, 2017 at 10:00 a.m. U.S. Eastern time at the office of MannKind at 40 Taylor Street, Danbury, Connecticut 06810 for the following purposes:

1. To elect the seven nominees named herein as directors to serve for the ensuing year and until their successors are elected;

2. To approve, on an advisory basis, the compensation of the named executive officers of MannKind, as disclosed in MannKind’s proxy statement for the Annual Meeting;

3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory vote on the compensation of the named executive officers of MannKind;

4. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of MannKind for its fiscal year ending December 31, 2017; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is March 27, 2017. Only stockholders of record on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders of MannKind Corporation to be Held on May 18, 2017 at 10:00 a.m. U.S. Eastern time at the office of MannKind Corporation located at 40 Taylor Street, Danbury, Connecticut 06810.

The proxy statement and annual report to stockholders are available at www.mannkindcorp.com.

By Order of the Board of Directors

David Thomson

Corporate Vice President, General Counsel and Secretary

Valencia, California

April 7, 2017

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please vote by proxy pursuant to the instructions set forth herein as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

All visitors to the MannKind Danbury site will be required to present a government-issued photo identification. Thank you, in advance, for your cooperation.

MANNKIND CORPORATION

25134 Rye Canyon Loop, Suite 300

Valencia, California 91355

PROXY STATEMENT

FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 18, 2017

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of MannKind Corporation (sometimes referred to as, “we,” “us,” the “Company” or “MannKind”) is soliciting your proxy to vote at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), including any adjournments or postponements of the Annual Meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

The Notice is expected to be first mailed to our stockholders of record entitled to vote at the Annual Meeting on or about April 7, 2017.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 17, 2017.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 27, 2017 will be entitled to vote at the Annual Meeting. On this record date, there were 95,776,246 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 27, 2017 your shares were registered directly in your name with MannKind’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy pursuant to the instructions set forth below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 27, 2017 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

Management is presenting four proposals for stockholder vote.

Proposal 1. Election of Seven Directors

The first proposal to be voted on is the election of the seven nominees named herein as directors for a one-year term. The Board has nominated these seven people as directors. You may find information about these nominees, as well as information about MannKind’s Board of Directors and its committees, director compensation and other related matters beginning on page 7.

You may vote “For” all the nominees, “Withhold” your votes as to all nominees or “Withhold” your votes as to specific nominees.

The Board of Directors unanimously recommends a vote FOR all the director nominees named herein.

Proposal 2. Advisory Vote on Executive Compensation

The second proposal to be voted on is an advisory vote by the stockholders of MannKind regarding the compensation of the Company’s named executive officers as described in this proxy statement, including the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. The Company is seeking the stockholders’ approval, on an advisory basis, of the compensation of the named executive officers. You may find information about this proposal beginning on page 16.

You may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 2.

Proposal 3. Advisory Indication on the Preferred Frequency of Stockholder Advisory Vote on Executive Compensation

The third proposal is an advisory vote on the frequency of solicitation of stockholder approval of executive compensation.

Stockholders are provided with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option among those choices that obtains a majority of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency adopted for advisory purposes by our stockholders in accordance with our Amended and Restated Bylaws; however, in the event that no frequency receives a majority, we will consider whichever frequency receives a plurality of the votes to be the frequency preferred by our stockholders. You may find information about this proposal on page 18.

The Board and the Compensation Committee value the opinions of our stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.

The Board of Directors unanimously recommends one year as the preferred frequency of stockholder advisory vote on executive compensation.

Proposal 4. Ratification of Selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2017

The fourth proposal to be voted on is to ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017. It is expected that representatives of Deloitte & Touche LLP will attend the Annual Meeting and be available to make a statement or respond to appropriate questions. You may find information about this proposal beginning on page 19.

You may vote “For” or “Against” the proposal or “Abstain” from voting on the proposal.

The Board of Directors unanimously recommends a vote FOR Proposal 4.

What if another matter is properly brought before the Annual Meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive. For directions to the meeting, please visit the following web address: http://www.google.com/maps/place/40+Taylor+St,+Danbury,+CT+06810.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. Your signed proxy card must be received by 5:00 PM U.S. Eastern time on May 17, 2017 to be counted.

•	To vote over the telephone, dial toll-free (866) 437-3716 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your vote must be received by 5:00 PM U.S. Eastern time on May 17, 2017 to be counted.

•	To vote through the internet, go to http://www.proxypush.com/mnkd to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your vote must be received by 5:00 PM U.S. Eastern time on May 17, 2017 to be counted.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from MannKind. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 27, 2017.

What if I return a proxy card or otherwise vote by proxy but do not make specific choices?

If you voted by proxy without marking any voting selections, your shares will be voted “For” the election of each of the seven nominees for director listed in Proposal 1, “For” the advisory approval of the executive compensation of the Company’s named executive officers as provided in Proposal 2, “For” one year as the preferred frequency of stockholder advisory vote on executive compensation as provided in Proposal 3 and “For” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 as provided in Proposal 4. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions with respect to each Notice to ensure that all of your shares are voted. Similarly, if you are a stockholder of record and you receive more than one Notice, your shares are registered in more than one name. Please follow the voting instructions with respect to each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy in any one of the following ways:

•	You may send a written notice that you are revoking your proxy to MannKind’s Corporate Secretary at 25134 Rye Canyon Loop, Suite 300, Valencia, CA 91355.

•	You may grant another proxy by telephone or through the internet.

•	You may submit another properly completed proxy card with a later date.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy, whether submitted by proxy card, telephone or internet, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to the proposal regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and with respect to other proposals, “For” and “Against” votes, abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for each of Proposals 2 and 4, and will have the same effect as “Against” votes. For Proposal 3, abstentions will be counted towards the vote total, and will have the same effect as votes against each of the proposed voting frequencies. Broker non-votes will have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in street name does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name (shares are held by your broker as your nominee), the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If you do not give instructions to your broker, your broker can vote your shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are generally those involving a matter that may substantially affect the rights or privileges of stockholders, such as mergers or stockholder proposals, election of directors (even if not contested) and executive compensation, including the stockholder advisory votes on executive compensation. Proposals 1, 2 and 3 regarding the election of directors, the advisory vote regarding executive compensation and advisory indication on the preferred frequency of stockholder advisory vote on executive compensation are non-routine matters. Proposal 4 to ratify Deloitte & Touche LLP as our independent registered public accounting firm is a routine matter.

How many votes are needed to approve each proposal?

For the election of directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome. Only the seven nominees named herein have been properly nominated for election as directors.

Proposals 2 and 4 regarding, respectively, approval on an advisory basis of the compensation of the Company’s named executive officers and ratification of the Audit Committee’s selection of the independent registered public accounting firm, must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy in order to be approved. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

For Proposal 3, stockholders are provided with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option among those choices that obtains a majority of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency adopted for advisory purposes by our stockholders in accordance with our Amended and Restated Bylaws; however, in the event that no frequency receives a majority, we will consider whichever frequency receives a plurality of the votes to be the frequency preferred by our stockholders. The Board and the Compensation Committee value the opinions of our stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the Annual Meeting or by proxy. On the record date, there were 95,776,246 shares outstanding and entitled to vote. Thus, 47,888,124 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file no later than four business days following the date of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K on or before such date, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in MannKind’s proxy material for next year’s annual meeting, your proposal must be submitted in writing by December 8, 2017 to Attn: Corporate Secretary, MannKind Corporation, 25134 Rye Canyon Loop, Suite 300, Valencia, CA 91355. If you wish to submit a proposal that is not to be included in MannKind’s proxy materials or nominate a director, you must do so not later than February 17, 2018 and not earlier than January 18, 2018. You are also advised to review the Company’s Amended and Restated Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

PROPOSAL 1

ELECTION OF DIRECTORS

MannKind’s Board of Directors consists of seven directors. There are seven nominees for director this year, all of whom were nominated by our Board of Directors. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until the director’s earlier death, resignation or removal. All nominees listed below are currently our directors and were previously elected by our stockholders at the 2016 Annual Meeting of Stockholders. It is our policy that directors are invited and expected to attend annual meetings. All directors attended the 2016 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes properly cast in person or by proxy. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by our Nominating and Corporate Governance Committee. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

NOMINEES

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led our Board of Directors to conclude that each nominee should serve as a member of the Board.

Name	Age	Position Held With the Company
Kent Kresa(1)(2)	79	Chairman of the Board of Directors
Matthew J. Pfeffer	59	Chief Executive Officer, Chief Financial Officer and Director
Ronald J. Consiglio(2)(3)	73	Director
Michael A. Friedman, M.D.(1)(2)	73	Director
David H. MacCallum(3)	79	Director
Henry L. Nordhoff(3)	75	Director
James S. Shannon, M.D., MRCP (UK)(1)	60	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.

Kent Kresa has been a member of our Board of Directors since June 2004 and has served as Chairman of the Board since February 2017. From November 2011 until his appointment as our Chairman, Mr. Kresa served on our Board of Directors as our lead independent director. Mr. Kresa is Chairman Emeritus of Northrop Grumman Corporation, a defense company and from September 1990 until October 2003, he was also its Chairman. He also served as Chief Executive Officer of Northrop Grumman Corporation from January 1990 until March 2003 and as its President from 1987 until September 2001. From 2003 to August 2010, Mr. Kresa served as a director of General Motors Company (or its predecessor). From December 2005 to April 2010, Mr. Kresa served as a director of Avery Dennison Corporation. Mr. Kresa has been a member of the Caltech Board of Trustees since 1994. Mr. Kresa has served on the board of Fluor Corporation since 2003, and he also serves on the boards of several non-profit organizations and universities. As a graduate of Massachusetts Institute of Technology, he received a B.S. in 1959, an M.S. in 1961, and an E.A.A. in 1966, all in aeronautics and astronautics. The Board believes that Mr. Kresa’s business experience, including his experience as a director and executive officer of Northrop Grumman, and his service on other public company boards, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership and qualifies him to serve on our Board of Directors.

Matthew J. Pfeffer has served as our Chief Executive Officer and as one of our directors since January 2016, and as our Chief Financial Officer since April 2008. Mr. Pfeffer also served as a Corporate Vice President from April 2008 until January 2016. Previously, Mr. Pfeffer served as Chief Financial Officer and Senior Vice President of Finance and Administration of VaxGen, Inc. from March 2006 until April 2008, with responsibility for finance, tax, treasury, human resources, IT, purchasing and facilities functions. Prior to VaxGen, Mr. Pfeffer served as Chief Financial Officer of Cell Genesys, Inc. During his nine year tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named Chief Financial Officer in 1998. Prior to that, Mr. Pfeffer served in a variety of financial management positions at other companies, including roles as Corporate Controller, Manager of Internal Audit and Manager of Financial Reporting. Mr. Pfeffer began his career at Price Waterhouse. Currently, Mr. Pfeffer serves on the board of directors of Second Sight Medical Products in Sylmar, California. Mr. Pfeffer graduated from the University of California, Berkeley and is a Certified Public Accountant. The Board believes that Mr. Pfeffer’s knowledge and understanding of accounting and finance and his extensive experience with our company, combined with his business acumen and judgment, provide our Board with valuable accounting, financial and operational expertise and leadership and qualifies him to serve on our Board of Directors.

Ronald J. Consiglio has been one of our directors since October 2003. Since 1999, Mr. Consiglio has been the managing director of Synergy Trading, a securities-trading partnership. From 1999 to 2001, Mr. Consiglio was Executive Vice President and Chief Financial Officer of Trading Edge, Inc., a national automated bond-trading firm. From January 1993 to 1998 Mr. Consiglio served as Chief Executive Officer of Angeles Mortgage Investment Trust, a publicly traded Real Estate Investment Trust. His prior experience includes serving as Senior Vice President and Chief Financial Officer of Cantor Fitzgerald & Co. and as a member of its board of directors. Mr. Consiglio has served as a member of the board of trustees for the Metropolitan West Funds since 2003. Mr. Consiglio is a certified public accountant and holds a bachelor’s degree in accounting from California State University at Northridge. The Board believes that Mr. Consiglio’s knowledge and understanding of accounting and finance, his experience as a board member and executive officer at financial services firms, combined with his business acumen and judgment provide our Board with valuable accounting, financial and operational expertise and leadership and qualifies him to serve on our Board of Directors.

Michael A. Friedman, M.D. has been one of our directors since December 2003. In 2014, Dr. Friedman completed a decade of service as the President and Chief Executive Officer of the City of Hope National Medical Center. Previously, from September 2001 until April 2003, Dr. Friedman held the position of Senior Vice President of Research and Development, Medical and Public Policy, for Pharmacia Corporation and, from July 1999 until September 2001, was a senior vice president of Searle, a subsidiary of Monsanto Company. From 1995 until June 1999, Dr. Friedman served as Deputy Commissioner for Operations for the Food and Drug Administration, and was Acting Commissioner and Lead Deputy Commissioner from 1997 to 1998. He joined the board of Celgene Corporation in February 2011 and the board of Smith & Nephew plc in April 2013. Dr. Friedman received a bachelor of arts degree, magna cum laude, from Tulane University, New Orleans, Louisiana, and a doctorate in medicine from the University of Texas, Southwestern Medical School. The Board believes Dr. Friedman’s business experience, including his experience as an executive officer at biopharmaceutical companies and a leading clinical and research center specializing in cancer and diabetes, and his service at the Food and Drug Administration, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership and qualifies him to serve on our Board of Directors.

David H. MacCallum has been one of our directors since June 2004. Since 2002, Mr. MacCallum has served as the Managing Partner of Outer Islands Capital, a hedge fund specializing in health care investments. From June 1999 until November 2001, he was Global Head of Health Care investment banking for Salomon Smith Barney, part of Citigroup, a financial institution. Prior to joining Salomon Smith Barney, he was Executive Vice President and Head of the Health Care group at ING Barings Furman Selz LLC, an investment banking firm and subsidiary of ING Group, a Dutch financial institution, from April 1998 to June 1999. Prior to that, Mr. MacCallum formed the Life Sciences group at UBS Securities, an investment banking firm, where he was

Managing Director and Global Head of Life Sciences from May 1994 to April 1998. Before joining UBS Securities, he built the health care practice at Hambrecht & Quist, an investment banking firm, where he was Head of Health Care and Co-Head of Investment Banking. From 2005 to October 2010, Mr. MacCallum served as a director of Zymogenetics, Inc. From 2002 to 2008, he served as a director of Vital Signs, Inc. Mr. MacCallum received an A.B. degree from Brown University and an M.B.A. degree from New York University. He is a Chartered Financial Analyst. The Board believes that Mr. MacCallum’s knowledge and understanding of accounting and finance, his business experience in the investment banking industry, combined with his business acumen and judgment provide our Board with valuable accounting, financial and operational expertise and leadership and qualifies him to serve on our Board of Directors.

Henry L. Nordhoff has been one of our directors since March 2005. He has served as a director of BioTime, Inc. since June 2013 and as a director of Asterias Biotherapeutics, Inc. since October 2013. Mr. Nordhoff retired as Chairman of the Board of Gen-Probe Incorporated, a clinical diagnostic and blood screening company, at the end of 2011, after serving as its Chairman since September 2002. He also served as Chief Executive Officer and President of Gen-Probe from July 1994 until May 2009. Prior to joining Gen-Probe, he was President and Chief Executive Officer of TargeTech, Inc., a gene therapy company that was merged into Immune Response Corporation. Prior to that, Mr. Nordhoff was at Pfizer, Inc. in senior positions in Brussels, Seoul, Tokyo and New York. He received a B.A. in international relations and political economy from Johns Hopkins University and an M.B.A. from Columbia University. The Board believes that Mr. Nordhoff’s business experience, including his experience as a director and executive officer at pharmaceutical and biotech companies, combined with his business acumen and judgment provide our Board with valuable operational expertise and leadership and qualifies him to serve on our Board of Directors.

James S. Shannon, M.D., MRCP (UK) rejoined our board in May 2015 after previously serving as a director from February 2010 until April 2012. From May 2012 until his retirement in April 2015, Dr. Shannon was the Chief Medical Officer of GlaxoSmithKline. He formerly held the position of Global Head of Pharma Development at Novartis AG, based in Basel, Switzerland from 2005 until 2008. After joining Sandoz in 1994 as Head of Drug Regulatory Affairs, Dr. Shannon led the Integration Office for R&D overseeing the creation of the Novartis R&D groups from those of Ciba-Geigy Ltd and Sandoz. Following the merger he was appointed Head of the Cardiovascular Strategic Team and subsequently became Global Head of Project Management before being appointed Global Head of Clinical Development and Medical Affairs in 1999, a position that he held until 2005 when he was appointed to Head Pharma Development. Between 2008 and joining GSK, Dr. Shannon served on the boards of a number of companies, including Biotie, Circassia, Crucell, Endocyte and MannKind. He also sat on the board of Cerimon Pharmaceuticals where he held the position of interim Chief Executive Officer and President from January 2009 until April 2010. He first entered the pharmaceutical industry in 1987 joining Sterling Winthrop Inc., working initially in Europe and subsequently in the USA, where he held positions of increasing responsibility in the management of research and development ultimately serving as Senior Vice-President, Clinical Development. Dr. Shannon is trained in Medicine and Cardiology. He received his undergraduate and postgraduate degrees at Queen’s University of Belfast and is a Member of the Royal College of Physicians (UK). The Board believes that Dr. Shannon’s business experience and his extensive experience in drug development, combined with his business acumen and judgment provide our Board with valuable scientific and operational expertise and leadership and qualifies him to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES NAMED ABOVE

CORPORATE GOVERNANCE PRINCIPLES AND BOARD AND COMMITTEE MATTERS

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his family members and the Company, its senior management and its independent auditors, the Board of Directors affirmatively has determined that all of the Company’s directors other than Mr. Pfeffer is independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors has a material or other disqualifying relationship with the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

We are committed to maintaining the highest standards of business conduct and ethics. Our Board of Directors has adopted a Code of Business Conduct and Ethics and adheres to corporate governance guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The charters for various Board committees set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. Our Board of Directors adopted these measures to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002, as amended. Our Code of Business Conduct and Ethics, as well as the charters for each committee of the Board, may be viewed on our website at www.mannkindcorp.com.

BOARD LEADERSHIP STRUCTURE

Our Board of Directors is currently chaired by Mr. Kresa. As a general policy, our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, Mr. Pfeffer serves as our Chief Executive Officer while Mr. Kresa serves as our Chairman of the Board of Directors but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future. If in the future we conclude there is a compelling reason for the positions of Chairman of the Board and Chief Executive Officer to be occupied by the same individual, we would except to appoint one of our other directors to the position of lead independent director to help reinforce the independence of the Board from management.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Compensation Committee reviews and approves individual and corporate performance goals, advises the Board regarding the adoption, modification, or termination of compensation plans and policies and assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. All three committees operate under written charters adopted by our Board, all of which are available on our website at www.mannkindcorp.com.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company. Below is a description of each committee.

Audit Committee

Our Audit Committee consists of Mr. Consiglio (chair), Mr. MacCallum and Mr. Nordhoff, each of whom is an independent member of our Board of Directors (as determined by our Board based on its annual review of the independence requirement of Audit Committee members provided in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). Our Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. The functions of this committee include, among others:

•	evaluating the independent registered public accounting firm’s qualifications, independence and performance;

•	determining the engagement of the independent registered public accounting firm;

•	approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	reviewing our financial statements;

•	reviewing our critical accounting policies and estimates;

•	discussing with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements; and

•	reviewing and evaluating, at least annually, the performance of the Audit Committee and its members, including compliance of the Audit Committee with its charter.

The Board of Directors has determined that Mr. Consiglio qualifies as an “audit committee financial expert,” as that term is defined in applicable SEC rules. In making such determinations, the Board of Directors made a qualitative assessment of Mr. Consiglio’s level of knowledge and experience based on a number of factors, including his formal education and experience. Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee. Our Audit Committee charter can be found on our corporate website at www.mannkindcorp.com. The Audit Committee met eleven times during 2016. The report of the Audit Committee is included herein on page 47.

Compensation Committee

Our Compensation Committee consists of Mr. Kresa (chair), Dr. Friedman and Dr. Shannon, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The functions of this committee include, among others:

•	reviewing and recommending policy relating to compensation and benefits of our officers and employees, including reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other senior officers, evaluating the performance of these officers in light of those goals and objectives, and recommending compensation of these officers based on such evaluations;

•	administering our benefit plans and the issuance of stock options and other awards under our stock plans;

•	recommending the type and amount of compensation to be paid or awarded to members of our Board of Directors, including consulting, retainer, meeting, committee and committee chair fees and stock option grants or awards;

•	reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers; and

•	reviewing and evaluating, at least annually, the performance of the Compensation Committee and its members, including compliance of the Compensation Committee with its charter.

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The Compensation Committee met four times during 2016.

The processes and procedures of the Compensation Committee with respect to executive compensation are described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement. Our Compensation Committee charter can be found on our corporate website at www.mannkindcorp.com. The report of the Compensation Committee is included herein on page 46.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Friedman (chair), Mr. Consiglio and Mr. Kresa, each of whom is an independent member of our Board of Directors (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The functions of this committee include, among others:

•	planning for succession with respect to the position of Chief Executive Officer and other senior officers;

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors and monitoring committee evaluations;

•	suggesting, as appropriate, ad-hoc committees of the Board of Directors;

•	developing guidelines for board composition; and

•	reviewing and evaluating, at least annually, the performance of the Nominating and Corporate Governance Committee and its members, including compliance of the Nominating and Corporate Governance Committee with its charter.

Our Nominating and Corporate Governance Committee charter can be found on our corporate website at www.mannkindcorp.com. The Nominating and Corporate Governance Committee did not meet during 2016.

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the discretion to modify these qualifications from time to time.

Evaluating Nominees for Director

The Nominating and Corporate Governance Committee review candidates for director nominees in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of the Company’s stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating and Corporate Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee would be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board of Directors and the Nominating and Corporate Governance Committee believe that it is important that directors represent diverse viewpoints.

The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether a candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must do so by delivering at least 120 days prior to the anniversary date of the mailing of MannKind’s proxy statement for its last annual meeting of stockholders a written recommendation to the Nominating and Corporate Governance Committee, c/o MannKind Corporation, 25134 Rye Canyon Loop, Suite 300, Valencia, California 91355, Attn: Corporate Secretary. Each submission must set forth:

•	the name and address of the MannKind stockholder on whose behalf the submission is made;

•	the number of MannKind shares that are owned beneficially by such stockholder as of the date of the submission;

•	the full name of the proposed candidate;

•	a description of the proposed candidate’s business experience for at least the previous five years;

•	complete biographical information for the proposed candidate; and

•	a description of the proposed candidate’s qualifications as a director.

Each submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected. To date, the Nominating and Corporate Governance Committee has not received a timely nomination of a candidate for election as a director at any annual meeting from a stockholder or group of stockholders holding more than 5% of our voting stock.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met eleven times during the last fiscal year. Each director attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

EXECUTIVE SESSIONS

As required under applicable Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Company’s Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or an individual director may send a written communication to the Board or such director c/o MannKind Corporation, 25134 Rye Canyon Loop, Suite 300, Valencia, California 91355, Attn: Corporate Secretary. Communications also may be sent by e-mail to the following address: board@mannkindcorp.com. Each communication must set forth the name and address of the MannKind stockholder on whose behalf the communication is sent. Each communication will be screened by MannKind’s Corporate Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Examples of inappropriate communications include junk mail, mass mailings, product complaints, product inquiries, new product suggestions, resumes, job inquiries, surveys, business solicitations and advertisements, as well as unduly hostile, threatening, illegal, unsuitable, frivolous, patently offensive or otherwise inappropriate material. Communications determined by the Corporate Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

The screening procedures have been approved by a majority of the independent directors of the Board. All communications directed to the Audit Committee in accordance with the Company’s Code of Business Conduct and Ethics that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics Policy that applies to our directors and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller), and have posted the text of the policy on our website (www.mannkindcorp.com) in connection with “Investors” materials. In addition, we intend to promptly disclose on our website (i) the nature of any amendment to the policy that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the policy that is granted to one of these specified individuals, the name of such person who is granted the waiver and the date of the waiver.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2016, Mr. Kresa and Drs. Friedman and Shannon served on our Compensation Committee. None of Mr. Kresa or Drs. Friedman or Shannon has ever been one of our officers or employees. During 2016, none of our executive officers served as a member of the Board of Directors or Compensation Committee of any other entity that had one or more executive officers who served on our Board of Directors or Compensation Committee.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enables the Company’s stockholders to vote to approve, on an advisory or non-binding basis, the compensation of the Company’s named executive officers as described in the “Compensation Discussion and Analysis” section of this proxy statement (commonly referred to as a “say on pay” proposal). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of our named executive officers is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the Company believes that its compensation policies and decisions are appropriately designed to attract and retain the individuals needed to support the Company’s business strategy and to compete effectively with pharmaceutical and biotechnology companies while aligning with the long-term interests of the Company’s stockholders

Applying these philosophies, the Board of Directors has set specific compensation goals designed to help the Company achieve our short and long-term business and performance goals. Our executive compensation program emphasizes pay-for-performance. The compensation package for our executive officers includes both cash and equity incentive plans that align our executives’ compensation with our short-term and long-term performance goals and objectives.

The Board of Directors believes that the base salaries of our executive officers should be set at approximately the median base salary levels of executive officers in our competitive market. The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level. The goals for the Company are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our named executive officers. Our named executive officers’ target annual cash incentive awards are expressed as a percentage of base salary and reflects what we believe are market competitive levels.

Long-term equity incentives are intended to reward executives for growth in stockholder value. In 2016, our long-term equity incentive awards to our named executive officers reflected the grant guidelines we adopted in 2007, and are based on our determination of appropriate and competitive annual award values. The guidelines for executive officers seek to deliver approximately 75% of the award value in stock options and 25% of the award value in restricted stock units. We believe this mix of equity aligns with the interests of stockholders and encourages both stock price growth and retention.

We have limited perquisite benefits (e.g. automobile allowances) for certain of our named executive officers and we currently do not provide any deferred compensation programs or supplemental pensions to any of our named executive officers.

We believe that our pay practices are reasonable and in the best interests of our Company and our stockholders. To that end, we do not use tax gross-ups, guaranteed bonuses, “single-trigger” benefits payable upon a change in control without a corresponding separation from service, or similar pay practices.

At the 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that the Company solicit a non-binding advisory vote on the compensation of the named executive officers every year. The Board has adopted a policy that is consistent with that preference. In accordance with that policy, this year, we are again asking our stockholders to support the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board of Directors and the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will review the voting results and consider the outcome of the vote when making future compensation decisions for named executive officers.

Unless the Board decides to modify its policy regarding the frequency of soliciting say-on-pay votes, the next scheduled say-on-pay vote will be at the 2018 Annual Meeting of Stockholders.

REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

Approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

The Board of Directors recommends that you vote in favor of the compensation of the Company’s named executive officers as described in this proxy statement, including the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR PROPOSAL 2

PROPOSAL 3

ADVISORY INDICATION ON THE PREFERRED FREQUENCY OF STOCKHOLDER ADVISORY

VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables the Company’s stockholders to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure. Currently, consistent with the preference expressed by the stockholders at the Company’s 2011 Annual Meeting of Stockholders, the policy of the Board is to solicit such vote every year. In accordance with the Dodd-Frank Act, we are again asking stockholders to indicate whether they would prefer an advisory vote once every one, two or three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, we recommend that our stockholders select a frequency of one year, or an annual vote.

In formulating its recommendation, the Board of Directors considered several factors in determining the appropriate frequency of advisory votes on executive compensation. On the one hand, the Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues, such as our compensation policies and procedures. The Board of Directors also believes that a well-structured compensation program should include plans that drive the creation of stockholder value over the long term and do not simply focus on short-term gains. Because of that, the Board of Directors believes that an annual advisory vote will be more limited in value than a vote which reflects the long-term executive compensation philosophy of the Compensation Committee and the long-term results of its actions. Moreover, many elements of compensation are structured over a multi-year period, disclosure is made to cover several years, and some proxy advisory firms review total stockholder returns over multi-year periods. Also, equity awards to management are granted to compensate management over at least a three-year period. On the other hand, the Board of Directors recognizes that even if the effectiveness of these plans cannot be adequately evaluated on an annual basis, many stockholders may want to express a preference in a single year based on a multi-year review. An annual say-on-pay vote may represent the most effective means for some of our stockholders to express meaningful input on executive compensation. Because of that, the Board of Directors determined that an annual say-on-pay vote would best express its commitment to take steps to align the compensation of its executives with the interests of the Company’s stockholders. The Board of Directors’ determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual say-on-pay vote is not meaningful, is burdensome or is more frequent than recommended by best corporate governance practices. Based on these factors, the Board of Directors determined to recommend that future say-on-pay votes occur each year until the next vote on the frequency of advisory votes on the compensation of our named executive officers.

Stockholders are provided with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board of Directors. The option among those choices that obtains a majority of votes cast by the shares present or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency adopted for advisory purposes by our stockholders in accordance with our Amended and Restated Bylaws; however, in the event that no frequency receives a majority, we will consider whichever frequency receives a plurality of the votes to be the frequency preferred by our stockholders.

The Board and the Compensation Committee value the opinions of our stockholders in this matter, and the Board of Directors intends to hold say-on-pay votes in the future in accordance with the alternative that receives the most stockholder support.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF “ONE YEAR” ON PROPOSAL 3.

PROPOSAL 4

RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017 and has directed management to submit the selection of Deloitte for ratification by the stockholders at the Annual Meeting.

Deloitte has audited the Company’s financial statements since the fiscal year ended December 31, 2000. Representatives of Deloitte are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors is seeking such ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection of Deloitte as our independent registered public accounting firm, the Audit Committee of the Board of Directors will consider whether to retain that firm for the fiscal year ending December 31, 2017.

Approval of Proposal 4 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as “Against” votes. Broker non-votes are counted towards a quorum, but will have no effect on the outcome of the vote.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR PROPOSAL 4

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015 by Deloitte and its subsidiaries, the affiliates of Deloitte & Touche LLP, Deloitte Tohmatsu Limited and its member firm. All entities which collectively represent the Company’s principal accounting firm.

	Year Ended December 31,
	2016	2015
Audit Fees(1)	$1,347,225	$1,533,552
Tax Fees(2)	95,649	150,565

Total Fees	$1,442,874	$1,684,117

(1)	Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of our financial statements and in connection with our statutory and regulatory filings or engagements. Also includes fees for services related to compliance under the Sarbanes-Oxley Act of 2002, as amended.
(2)	Represents fees for tax services rendered in the period indicated. The nature of those services included, without limitation:

•	the preparation and/or review of original income, franchise and other tax returns with respect to foreign, federal, state and local tax authorities;

•	tax consultation, in terms of the application of various provisions of the Code, and consultation regarding financing transactions, foreign entities and collaborations; and

•	tax advice and assistance related employee benefits plans and statutory, regulatory or administrative developments, and tax credits and refund opportunities.

All fees described above were pre-approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, tax services and other services up to specified amounts. Pre-approval may also be given on an individual explicit case-by-case basis before the independent principal accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. The delegation of pre-approval of services is limited to non-audit services, as set forth in the Audit Committee Charter.

The Audit Committee has determined that the rendering of the services other than audit services by Deloitte is compatible with maintaining Deloitte’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 17, 2017 by: (i) each person, entity or group known to the Company to be the beneficial owner of more than 5% of the Company’s common stock; (ii) each director and nominee for director; (iii) each of the executive officers named in the Summary Compensation Table (other than Mr. Mann), who we refer to as the named executive officers; and (iv) all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Applicable percentages are based on 95,776,246 shares outstanding on March 17, 2017, adjusted as required by rules promulgated by the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 16, 2017, which is 60 days after March 17, 2017. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Certain of the options in this table are exercisable at any time but, if exercised, are subject to a lapsing right of repurchase until the options are fully vested. Unless otherwise indicated, the address for each person or entity listed in the table is c/o MannKind Corporation, 25134 Rye Canyon Loop, Suite 300, Valencia, CA 91355.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Greater than 5% Stockholders
The Mann Group LLC(1)	89,652,250	18.7%
12744 San Fernando Road
Sylmar, CA 91342
The Alfred E. Mann Living Trust(2)	114,102,161	23.7%
12744 San Fernando Road
Sylmar, CA 91342
Named Executive Officers and Directors
Matthew J. Pfeffer(3)	490,665	*
Michael Castagna(4)	45,703	*
David Thomson(5)	370,963	*
Raymond Urbanski(6)	34,562	*
Ronald J. Consiglio(7)	61,964	*
Michael A. Friedman(8)	59,498	*
Kent Kresa(9)	70,165	*
David H. MacCallum(10)	60,797	*
Henry L. Nordhoff(11)	57,026	*
James S. Shannon(12)	19,200	*
All current executive officers and directors as a group (13 persons)(13)	1,528,693	*

*	Less than 1%.
(1)	The Alfred E. Mann Living Trust (the “Trust”) is the sole member and manager of The Mann Group LLC (“The Mann Group”).
(2)	Includes (i) the shares described in footnote (1) above, (ii) 20,798,469 shares held of record by the Trust and (iii) 3,651,442 shares which the Trust has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options previously held by Alfred E. Mann prior to his passing.
(3)	Includes 17,627 shares which Mr. Pfeffer has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options.
(4)	Includes 2,743 shares which Dr. Castagna has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options.
(5)	Includes 5,038 shares which Dr. Thomson has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options.
(6)	Includes 4,260 shares which Dr. Urbanski has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options.
(7)	Includes 1,767 options and 828 restricted stock units which Mr. Consiglio has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(8)	Includes 1,767 options and 828 restricted stock units which Dr. Friedman has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(9)	Includes 1,767 options and 828 restricted stock units which Mr. Kresa has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(10)	Includes 1,767 options and 828 restricted stock units which Mr. MacCallum has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options and vesting of restricted stock units.

(11)	Includes 1,767 options and 828 restricted stock units which Mr. Nordhoff has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(12)	Includes 1,244 options and 567 restricted stock units which Dr. Shannon has the right to acquire within 60 days of March 17, 2017 pursuant to the exercise of outstanding options and vesting of restricted stock units.
(13)	Includes the shares described in notes (3) through (12) above, as well as 7,759 shares underlying stock options that other executive officers have the right to acquire within 60 days of March 17, 2017.

EXECUTIVE OFFICERS OF THE REGISTRANT

The following table sets forth our current executive officers and their ages:

Name	Age	Position(s)
Matthew J. Pfeffer	59	Chief Executive Officer, Chief Financial Officer and Director
Michael E. Castagna, Pharm.D.	40	Corporate Vice President, Chief Commercial Officer
Joseph Kocinsky	53	Corporate Vice President, Chief Technology Officer
David B. Thomson, Ph.D., J.D.	50	Corporate Vice President, General Counsel and Secretary
Stuart A. Tross, Ph.D.	50	Corporate Vice President, Chief People Officer
Raymond W. Urbanski, M.D., Ph.D.	58	Corporate Vice President, Chief Medical Officer
Rosabel R. Alinaya	56	Senior Vice President, Principal Accounting Officer

Matthew J. Pfeffer has served as our Chief Executive Officer and one of our directors since January 2016 and as our Chief Financial Officer since April 2008. Mr. Pfeffer also served as our Corporate Vice President from April 2008 until January 2016. Previously, Mr. Pfeffer served as Chief Financial Officer and Senior Vice President of Finance and Administration of VaxGen, Inc. from March 2006 until April 2008, with responsibility for finance, tax, treasury, human resources, IT, purchasing and facilities functions. Prior to VaxGen, Mr. Pfeffer served as CFO of Cell Genesys, Inc. During his nine year tenure at Cell Genesys, Mr. Pfeffer served as Director of Finance before being named CFO in 1998. Prior to that, Mr. Pfeffer served in a variety of financial management positions at other companies, including roles as Corporate Controller, Manager of Internal Audit and Manager of Financial Reporting. Mr. Pfeffer began his career at Price Waterhouse. Currently, Mr. Pfeffer serves on the board of directors of Second Sight Medical Products in Sylmar, California. Mr. Pfeffer graduated from the University of California, Berkeley and is a Certified Public Accountant.

Michael E. Castagna, Pharm.D. has been our Corporate Vice President, Chief Commercial Officer since March 2016. From November 2012 until he joined us, Dr. Castagna was at Amgen, Inc., where he initially served as Vice President, Global Lifecycle Management and was most recently Vice President, Global Commercial Lead for Amgen’s Biosimilar Business Unit. From 2010 to 2012, he was Executive Director, Immunology, at Bristol-Myers Squibb Co. Before BMS, Dr. Castagna served as Vice President & Head, Biopharmaceuticals, North America, at Sandoz. He has also held positions with commercial responsibilities at EMD (Merck) Serono, Pharmasset and DuPont Pharmaceuticals. He received his pharmacy degree from University of the Sciences-Philadelphia College of Pharmacy, a Doctor of Pharmacy from Massachusetts College of Pharmacy & Sciences and an MBA from The Wharton School of Business at the University of Pennsylvania.

Joseph Kocinsky has been our Corporate Vice President, Chief Technology Officer since October 2015. Mr. Kocinsky has over 28 years of experience in the pharmaceutical industry in technical operations and product development. Prior to joining us in 2003, he held a variety of technical and management positions with increased responsibility at Schering-Plough Corp. Mr. Kocinsky holds a bachelor’s degree in chemical engineering and a master’s degree in Biomedical Engineering from New Jersey Institute of Technology and a master’s degree in business administration from Seton Hall University.

David B. Thomson, Ph.D., J.D. has been our Corporate Vice President, General Counsel and Corporate Secretary since January 2002. Prior to joining us, he practiced corporate/commercial and securities law at a major Toronto law firm. Earlier in his career, Dr. Thomson was a post-doctoral fellow at the Rockefeller University. Dr. Thomson obtained his bachelor’s degree, master’s degree and Ph.D. from Queens University and obtained his J.D. from the University of Toronto.

Stuart A. Tross, Ph.D. has been our Corporate Vice President, Chief People Officer since December 2016, with responsibilities for human resources, information technology and west coast facilities. From 2006 to 2016 he served in various roles of increasing responsibility at Amgen, Inc., most recently as Senior Vice President and Chief Human Resources Officer responsible for human resources and security on a global basis. From 1998 to

2006 he served in a series of leadership roles at Bristol-Myers Squibb Co, most recently as Vice President and Global Head of Human Resources for Mead Johnson Company. Dr. Tross received a B.S. degree from Cornell University and M.S. and Ph.D. degrees in Industrial-Organizational Psychology from the Georgia Institute of Technology.

Raymond W. Urbanski, M.D., Ph.D. has been our Chief Medical Officer since August 2015. Prior to joining us, he served as Chief Medical Officer at Mylan, Inc. from September 2012 to September 2014 and Chief Medical Officer at Metabolex, Inc. from October 2011 to June 2012. From June 2004 to October 2011, Dr. Urbanski held several positions with Pfizer Inc. most recently as Vice President and Medical Head of the Established Products Business Unit. He also served as Vice President of Research and Development and Chief Medical Officer at Suntory Pharmaceutical, Inc. Dr. Urbanski earned both his M.D. and Ph.D. in pharmacology and toxicology at the University of Medicine and Dentistry of New Jersey. He completed his residency and fellowship training at Thomas Jefferson University Hospital in Philadelphia.

Rosabel R. Alinaya has been our Senior Vice President, Principal Accounting Officer since January 2016 with responsibility for finance, accounting, tax, treasury, investor relations and risk management. Previously, she was our Vice President, Finance since March 2011 after serving as our Corporate Controller since June 2003. Ms. Alinaya began her career at Deloitte & Touche LLP, graduating from California State University, Northridge and is a Certified Public Accountant. She is also a member of the American Institute of Certified Public Accountants and a member of the California Society of Certified Public Accountants.

Executive officers serve at the discretion of our Board of Directors. There are no family relationships between any of our directors and executive officers.

COMPENSATION OF DIRECTORS

Annual Retainers

Each of our non-employee directors receives an annual retainer for service on the Board of Directors and an additional retainer for his service on one of our three standing committees, as described below under the subheading “Non-Employee Director Compensation Program.” Non-employee directors have an option to receive their annual retainer in cash or common stock of the Company pursuant to our director compensation program, as discussed below under the subheading “Non-Employee Director Compensation Program.” In the fiscal year ended December 31, 2016, the total annual retainer earned by non-employee directors was $432,500, of which $67,500 was paid in cash and $365,000 was received in common stock of the Company.

Equity Awards

Each non-employee director of the Company also receives annual equity awards under our 2013 Equity Incentive Plan (“the 2013 Plan”) pursuant to our non-employee director compensation program, as described below under the subheading “Non-Employee Director Compensation Program.”

The following table sets forth information concerning director compensation received for the fiscal year ended December 31, 2016 by our non-employee directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Ronald J. Consiglio	—	71,344	126,672	451,360
Michael A. Friedman, M.D.	67,500	71,344	35,672	174,516
Kent Kresa	—	71,344	157,953	545,204
David H. MacCallum	—	71,344	103,922	383,110
Henry L. Nordhoff	—	71,344	103,922	383,110
James S. Shannon	—	71,344	101,078	374,579

(1)	These amounts reflect the grant date fair value of all option grants to non-employee directors in 2016. The Company uses the Black-Scholes option valuation model to estimate the grant date fair value of non-employee director stock options. Option valuation models require the input of assumptions, including the expected life of the stock-based awards, the estimated stock price volatility, the risk-free interest rate and the expected dividend yield. The expected volatility assumption is based on an assessment of the historical volatility, with consideration of implied volatility, derived from an analysis of historical trade activity. Reference Note 12 “Stock award plans” in the notes to our financial statements for the period ended December 31, 2016, included in Part IV of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 16, 2017, which identifies the assumptions made in the valuation of option. All non-employee directors received a stock option to purchase 15,680 shares of our common stock upon re-election to the Board of Directors on May 19, 2016. Options granted to these non-employee directors vest monthly over a period of three years. The exercise price per share represents the fair market value of our common stock on the date of each grant (based on the closing sales price reported on the Nasdaq Global Market on the date of grant). We have no consulting agreements with any of our directors pursuant to which stock awards were issued. As of December 31, 2016, our non-employee directors had option grants outstanding to purchase 273,478 shares of our common stock as follows: Ronald J. Consiglio, 49,060 shares; Michael A. Friedman, M.D. 49,060 shares; Kent Kresa, 49,060 shares; David H. MacCallum, 49,060 shares; Henry L. Nordhoff, 49,060 shares; and James Shannon 28,178 shares.
(2)	These amounts reflect the grant date fair value of all restricted stock awards to non-employee directors in 2016. Restricted stock units are valued based on the market price on the grant date. Reference Note 12 “Stock award plans” in the notes to our financial statements for the period ended December 31, 2016, included in Part IV of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 16, 2017, which identifies the assumptions made in the valuation of restricted stock awards. Restricted stock awards granted to non-employee directors vest annually over a period of three years. As of December 31, 2016, our non-employee directors had restricted stock grants outstanding to receive 184,157 shares of our common stock as follows: Ronald J. Consiglio, 39,717 shares; Michael A. Friedman, M.D. 8,084 shares; Kent Kresa, 48,567 shares; David H. MacCallum, 32,743 shares; Henry L. Nordhoff, 33,241 shares; and James Shannon 21,805 shares. For 2016, Dr. Friedman elected to receive his annual retainer in cash.

Non-Employee Director Compensation Program

Pursuant to our non-employee director compensation program (the “director compensation plan”), each of our non-employee directors receives an annual retainer of $50,000 for service on the Board of Directors. The chair of the Nominating and Corporate Governance Committee receives, in addition to the annual retainer, a retainer of $10,000 per year for his or her service as the Nominating and Corporate Governance Committee chair and non-chair Nominating and Corporate Governance Committee members receive an additional retainer of $5,000 per year. The chair of the Compensation Committee receives, in addition to the annual retainer, a retainer of $20,000 per year for his or her service as the Compensation Committee chair and non-chair Compensation Committee members receive an additional retainer of $7,500 per year. The chair of the Audit Committee receives, in addition to the annual retainer, a retainer of $25,000 per year for his or her service as the Audit Committee chair and non-chair Audit Committee members receive an additional retainer of $10,000 per year. Our non-employee directors do not receive fees for attending Board or committee meetings. Additionally, the Chairman receives an additional annual retainer of $32,500. As of a result of Mr. Kresa’s appointment to the position of Chairman of the Board in February 2016, we do not currently have a lead independent director and expect to keep the lead independent director position vacant for so long as the Chairman and Chief Executive Officer positions continue to be occupied by separate individuals.

The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in attending Board of Directors meetings in accordance with Company policy.

Non-employee directors have an option to receive their annual retainer in cash or common stock of the Company. If a non-employee director elects to receive his annual retainer in common stock, two awards of restricted stock units will be granted. One of these awards will consist of that number of shares that equals 100% of the annual retainer, based on the closing price on the day immediately prior to the grant date. This award will vest (i.e., the shares will be delivered) on the earliest to occur of (i) the retirement or removal of the non-employee director from the Board of Directors; (ii) his or her death; or (iii) five years from the grant date. The other award will consist of that number of shares that equals 15% of the annual retainer, based on the same closing price. This award will vest upon the earliest to occur of (i) the retirement or removal of the non-employee director from the Board of Directors, provided that such retirement or removal occurs more than one year after the grant date; (ii) his or her death; or (iii) five years from the grant date. Non-employee directors who elect not to participate in this program will receive the full annual retainer shortly after the date of the stockholder meeting.

Each non-employee director of the Company also receives annual equity awards under the 2013 Plan. Only non-employee directors of the Company or an affiliate of such directors (as defined in the Code) are eligible to receive equity awards pursuant to the director compensation program. Options granted under the 2013 Plan pursuant to the director compensation program are intended by the Company not to qualify as incentive stock options under the Code.

Pursuant to the terms of the director compensation program, each of our non-employee directors automatically receives on the date of each of our annual stockholder meetings an equity award determined by dividing $150,000 by the 20-day trailing average closing price of the Company’s common stock reported on Nasdaq as of the trading day immediately preceding the date of the applicable annual meeting of stockholders (the “Total Award”). An amount equal to 1/3 of the Total Award rounded up to the nearest 100 shares is in the form of a restricted stock unit, and an amount equal 2/3 of the Total Award rounded up to the nearest 100 shares is in the form of a stock option at an exercise price equal to 100% of fair market value of the Company’s common stock on the date of grant; provided, however, that a maximum of 150,000 shares of our common stock may be granted to any one non-employee director during any one calendar year pursuant to stock awards.

Each such annual equity award vests in 36 equal monthly installments commencing one month from the date of grant. If a non-employee director has not been serving as a non-employee director for the entire period beginning from the preceding annual stockholders meeting, then the number of shares subject to such annual equity award shall be reduced proportionately for each full quarter prior to the date of such annual equity award during which such person did not serve as a non-employee director.

In addition, each person who is elected or appointed for the first time to be a non-employee director of the Company will automatically receive, on the date of his or her initial election or appointment to the Board of

Directors, an option to purchase 50,000 shares of the Company’s common stock as an initial grant. All initial grant options vest in equal annual installments over three years. No other options are provided for under the director compensation program.

The exercise price of options granted pursuant to the director compensation program cannot be less than 100% of the fair market value of the common stock subject to the option on the date of the option grant. Acceptable consideration for the purchase of the Company’s common stock upon exercise of options granted pursuant to the director compensation program will be determined by the Board of Directors and may include cash or common stock previously owned by the optionee or may be paid through a broker assisted exercise or net exercise feature. An optionee whose service relationship with the Company or any of our affiliates, whether as a non-employee director or subsequently as an employee, director or consultant to either the Company or one of our affiliates, ceases for any reason may exercise options for the term provided in the option agreement to the extent the options were exercisable on the date of termination. The term of options granted pursuant to the director compensation program is 10 years.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

We are pleased to present our report on executive compensation. The report’s objective is to assist our stockholders in understanding the objectives and procedures used by the Compensation Committee of our Board of Directors in establishing its recommendations to the Board of Directors regarding the compensation of our executive officers.

MannKind Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic products for diseases such as diabetes. Our compensation program is designed to attract and retain the individuals needed to support our business strategy and to allow us to compete effectively with pharmaceutical and biotechnology companies.

The Compensation Committee is responsible for establishing and administering our policies governing the compensation for our executive officers. The Compensation Committee is composed entirely of independent directors within the meaning of applicable SEC and Nasdaq rules. The Compensation Committee’s responsibilities and duties are outlined in detail in the Compensation Committee charter, which is available on our website at www.mannkindcorp.com. A primary responsibility of the Compensation Committee is to make recommendations regarding the compensation for our executive officers, including the determination and confirmation of annual corporate goal achievement for purposes of awarding bonuses, to the full Board of Directors for its approval. As part of this process, the Compensation Committee has historically invited our Chief Executive Officer to attend Compensation Committee meetings or portions thereof to obtain his insight and guidance, though the Chief Executive Officer is not a member of the Compensation Committee. The Compensation Committee engages outside consulting firms to assist in developing compensation levels and practices and to provide external market data. The Compensation Committee engaged Mercer LLC to benchmark the compensation levels of seven executive positions relative to a group of peer companies for fiscal year 2016 compensation. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. The Compensation Committee conducted an independence assessment with respect to Mercer’s role in recommending or determining the amount and form of executive compensation for fiscal year ended December 31, 2016 and considered the required six factors. After conducting this assessment, the Compensation Committee concluded that Mercer’s role in recommending or determining the amount and form of execution compensation for the fiscal year ended December 31, 2016 did not raise any conflict of interest.

The Compensation Committee meets outside the presence of our Chief Executive Officer in order to consider the appropriate compensation for our Chief Executive Officer. In 2016, the Compensation Committee met outside the presence of our Chief Executive Officer in order to consider the appropriate compensation for our Chief Executive Officer. The Compensation Committee consisted (and continues to consist) solely of independent directors. The Compensation Committee relies on compensation data provided by Mercer in setting CEO compensation and met without the CEO in setting his compensation. The CEO in 2016 did not maintain personal or business relationships (including any interlocking relationships) with any of the Compensation Committee members (outside of their relationship within the Company) that would impair the Compensation Committee members’ ability to remain independent and assess the CEO’s compensation without any conflict of interest. Thus, the determination of the CEO compensation was made without undue influence from the CEO. During 2016, for all other named executive officers, the Compensation Committee met outside the presence of all executive officers except our Chief Executive Officer. The annual performance reviews of our executive officers are considered by the Compensation Committee when making decisions regarding base salary, targets for and payments under our bonus plan and grants of equity incentive awards. When making recommendations regarding individual executive officers, the Compensation Committee considers the importance of the position to us, the past compensation history of the executive officer and the contributions made by the individual in the past and the contributions we expect the executive officer to make in the future towards the success of our business.

Compensation Philosophy and Objectives

The Compensation Committee oversees our executive compensation within the context of a compensation philosophy. This philosophy is to provide compensation and benefits programs designed to attract, motivate, and retain a high caliber workforce that enables us to compete with companies in the pharmaceutical and biotechnology industries and to reward individual and corporate performance.

We believe that a well-designed compensation program for our executive officers should:

•	align the goals of the executive officer with the goals of our stockholders;

•	recognize individual initiative, effort and achievement;

•	provide total compensation that enables us to compete with companies in the pharmaceutical and biotechnology industries; and

•	align compensation with our short-term and long-term corporate objectives and strategy, focusing executive officer behavior on the fulfillment of those objectives.

In keeping with this philosophy, our executive compensation program is designed to achieve the following objectives:

•	attract talented and experienced executives;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	retain executives and employees who are instrumental in accomplishing our corporate objectives;

•	align the interests of our executives and stockholders by motivating executives to increase stockholder value and rewarding executives when stockholder value increases;

•	provide a competitive compensation package which is weighted towards pay-for-performance, and in which total compensation is primarily determined by the Company’s and the individual’s achievement of results;

•	ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•	foster a shared commitment among executives by aligning the Company’s and their individual goals; and

•	compensate our executives to manage our business to meet our long-term objectives.

Competitive Market Assessment

The Compensation Committee periodically reviews competitive market data to determine if our compensation levels remain at targeted levels and our pay practices are appropriate. These assessments include a review of base salary, annual incentives, and long-term incentives. These components are evaluated against a group of peer companies as well as industry specific and general published survey compensation data. Specifically, we utilized the Radford Global Life Sciences Executive Survey, the SIRS Executive Compensation Survey and the Kenexa CompAnalyst Executive Survey. For the past eight years, the Compensation Committee has engaged Mercer to benchmark the compensation levels of six executive positions relative to a group of peer companies.

Peer Group

We have developed a peer group for benchmarking purposes, by considering companies in a similar industry and of a similar size in terms of revenue and number of employees. All companies in the peer group are either biotechnology or pharmaceutical companies. Companies were selected with various revenue sizes because we are recruiting from and competing for executive talent with companies that are generating revenue.

For compensation considerations in 2016, the peer group consisted of eleven companies. Based on data compiled and reviewed by the Compensation Committee in late 2015, two of the companies had revenue of less than $7M, three between $21 million and $36 million, and six between $140 million and $830 million. Based on the prospects for MannKind at that time, the Compensation Committee believed that those peer companies were appropriate and were identical to the companies considered in 2015. The 2016 peer group consisted of the following companies:

Arena Pharmaceuticals Inc.	Innoviva Inc.
Acadia Pharmaceuticals Inc.	Lexicon Pharmaceuticals Inc.
Cti Biopharma Corp.	Nektar Therapeutics
Celldex Therapeutics Inc.	Raptor Pharmaceuticals Inc.
Exelixis Inc	Rigel Pharmaceuticals Inc.
Geron Corp.

Market Positioning

The Compensation Committee reviews executive compensation at least annually, establishes competitive compensation levels and designs the compensation program to provide pay commensurate with individual and corporate performance. With support from Mercer, we have positioned total compensation levels for executives at the 50th percentile of our peer group on the basis that we believe this target to be an appropriate level of compensation to attract and retain qualified and capable executives. However, compensation may fall above or below this level under a range of circumstances, such as individual performance, tenure with the Company or retention concerns. We supplement the peer group data with the survey data described above.

We believe our executive compensation packages are reasonable when considering our business strategy, the revenue potential of our business, our compensation philosophy and the competitive market pay data.

In addition to the factors listed above, we also consider, among other things:

•	our business need for the executive officer’s skills;

•	the contributions that the executive officer has made or we believe will make to our success;

•	the transferability of the executive officer’s managerial skills to other potential employers; and

•	the relevance of the executive officer’s experience to other potential employers, particularly in the pharmaceutical and biotechnology industries.

Pay-for-Performance

Our executive compensation program emphasizes pay-for-performance. As described below, both our short term and long term incentive plans are now tied to the financial metric of sales generated; however, we also include other metrics such as progress through the FDA approval process and our ability to obtain partnerships and to develop candidates for commercialization. The compensation package for our commercial organization includes both cash and equity incentives based on performance incentivizing strong sales objectives. The compensation package for our executive officers include both cash and equity incentive plans that align an executive’s compensation with our short-term and long-term performance goals and objectives.

The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level and for achieving individual annual performance objectives. The goals for our company and individual measures are established so that target attainment is not assured. The attainment of payment for performance at or above target levels requires significant effort on the part of our executives. Long-term equity incentives are intended to reward executives for growth in stockholder value. As described below, our compensation guidelines for executive officers seek to deliver approximately 75% of the award value in stock options and 25% of the award value in restricted stock units. We believe this mix of equity along with our performance-based bonus plan, places a significant portion of our executive compensation at risk, encouraging corporate performance and stock price growth. Additional details of the plan are described below under “Bonus Plan” and “Long-Term Incentives.”

Consideration of Say-on-Pay Results

At our 2016 Annual Meeting of Stockholders, 96.8% of the votes cast on the proposal approved, on an advisory basis, the compensation of our named executive officers. The Compensation Committee considered this result and, in light of this support and the continuing success of our compensation programs, the Compensation Committee did not implement significant changes to our executive compensation program during 2016.

COMPENSATION COMPONENTS

In order to provide a total compensation package that is tied to stockholder value creation and the achievement of strategic corporate goals, our executive compensation package is comprised of several components. These components are designed to work together to create a balanced approach to compensation, rewarding both short-term and long-term performance and fostering sufficient retentive effect to secure the services of our executive officers while we execute on our plans. Currently, our compensation structure for executive officers includes a combination of base salary, bonus, stock options and restricted stock awards, 401(k), medical and other benefits, severance and change in control and other post termination provisions. Each component is described in further detail below.

Base Salary

Base salaries are designed to provide compensation for day-to-day management of the Company assuming satisfactory levels of performance. This component is designed to provide consistent and steady cash flow for the executive and represents only a portion of total compensation. Salary levels are based primarily upon the competitive market for the executive officers’ services. Base salaries for our executives are intended to fall at the median of the competitive market. Individual performance, responsibility, and the importance of each role in our organization can also impact base salary levels.

Bonus Plan

Each of our executive officers are eligible to receive annual performance-based cash bonuses. The annual cash incentive awards under our bonus plan are intended to compensate our executive officers for achieving our annual goals at the corporate level.

Performance goals are generally based on any one or more of the following performance criteria: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder’s equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction goals; (xvii) improvement in or attainment of working capital levels; (xviii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction; (xxvi) stockholders’ equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) other operational goals; (xxxiii) research and development goals; (xxxiv) regulatory goals; (xxxv) commercial milestones; and (xxxvi) other company and individual metrics approved by the Board or the Compensation Committee.

For 2016, the corporate goals were based on achievement of certain operational goals. Because we were still in the process of supporting the launch of our first product, the use of traditional performance standards, such as profit levels and return on equity, were not appropriate in our evaluation of executive officer performance.

Each eligible position, including the executive officers, is assigned a target bonus opportunity expressed as a percentage of base salary, which reflects market competitive levels. Target bonus opportunities are generally positioned at the 50th percentile of the market. For Mr. Mann, the target bonus opportunity for 2016 was 60% of base salary. The target bonuses for the other named executive officers for 2016 were as follows: Mr. Pfeffer, 60%; Ms. Palumbo, 50%; Dr. Thomson, 50%; Mr. Kocinsky, 50%, Dr. Urbanski, 50% and Dr. Castagna, 50%. Payments of target bonuses are not guaranteed and are subject to funding and corporate and individual performance.

Our bonus plan is funded based on the achievement of overall corporate goals, based on a careful review by the Compensation Committee of the accomplishments of the Company during the previous year.

For 2016, there were five corporate objectives, as follows:

•	Initiate sales and marketing of Afrezza in Q2 2016 and grow sales to certain target levels.

•	Pursue licensing and distribution agreements for the sale of Afrezza in foreign jurisdictions.

•	Pursue license agreements related to MannKind’s technology (for products other than Afrezza).

•	Publish data from completed post-marketing studies at and submit clinical study reports to the FDA.

•	Extend MannKind’s financial resources.

In February 2017, the Board determined that these objectives were achieved at the level of 60%; accordingly, 60% of the target bonus opportunity for each executive officer was paid as a discretionary bonus for 2016.

Long-Term Incentives

In order to provide a significant retention incentive and to ensure a strong link to the long-term interests of stockholders, we provide a portion of our total compensation in the form of equity compensation — specifically, stock options (both performance-based and time-based vesting types) and restricted stock units. Executive officers, as well as all full-time employees, are eligible to receive awards. The Company has developed guidelines which target the annual long term incentive award at 200% of base salary for the CEO and at 80% and 60% of base salary for the other named executive officers. The intended award value is then split between stock options and restricted stock units. The majority of equity compensation is delivered in stock options, which have no intrinsic value unless the stock price appreciates. Awards of restricted stock units foster equity ownership and encourage retention. Restricted stock units also require fewer shares than an equivalent grant value in stock options. We target equity compensation at the median of the competitive market. The awards are made at the discretion of the Compensation Committee, after taking into consideration the grant guidelines. Equity awards are granted under the 2013 Plan, which is administered by the Compensation Committee pursuant to a delegation of concurrent authority by our Board of Directors.

Our policy with regard to the timing of grants of equity compensation is to issue equity awards in the form of options and restricted stock units in connection with an employee’s hire date or promotion date as well as in connection with an annual grant of equity awards that generally occurs in August of each year. All employee grants are approved by the Compensation Committee at its regularly scheduled quarterly meeting with the grant date on or after the approval date. The timing of grant dates is not based on any favorable or unfavorable non-public information anticipated to be disclosed at a later date. All stock option awards are granted with an exercise price equal to the closing sale price of our common stock on the Nasdaq Global Market on the date of grant.

In 2016, our Compensation Committee awarded stock options that vest based upon the achievement of specified quarterly product sales and which expire ten years from the date of grant. Our time-based stock options typically vest over a four-year period, with 25% of the award vesting after one year and 1/48 of the award vesting monthly thereafter. As with the performance-based options, the time-based options also expire ten years from the date of grant. Awards of restricted stock units vest 25% per year over four years. The vesting of all awards ceases when an employee is no longer providing continuous service to the Company.

Other Benefits

We provide a competitive benefits package to all full-time employees, which includes health and welfare benefits, such as medical, dental, vision care, life insurance benefits, and a 401(k) savings plan. Executives, including the named executive officers, receive additional benefits, including executive medical reimbursement insurance, additional life insurance, as well as short-term and long-term disability insurance.

In 2016, Messrs. Pfeffer, Castagna, and Thomson, also received an automobile allowance of $1,200 per month. We have no other structured perquisite benefits (e.g. club memberships or financial planning services) for any executive officer, including the named executive officers, and we currently do not provide any deferred compensation programs or supplemental pensions to any executive officer, including the named executive officers.

Employee Stock Purchase Plan

In order to encourage stock ownership and provide greater incentives to contribute to our success at all levels, we provide all employees, including executive officers, the ability to purchase our common stock at a discount under our Employee Stock Purchase Plan. The Employee Stock Purchase Plan is designed to comply with Section 423 of the Code and provides all employees with the opportunity to purchase up to $25,000 of common stock annually at a purchase price that is the lower of 85% of the fair market value of the common stock on either the date of purchase or the commencement of the offering period. The executives’ rights under the Employee Stock Purchase Plan are identical to those of all other employees.

Severance Provisions

Currently, we have severance agreements with two of our executives, Mr. Pfeffer and Dr. Thomson in order to ensure that we have the continued dedication of these executives and in order to provide them with reasonable compensation and benefit arrangements in the event of termination of their employment. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination or Change of Control.”

Change of Control Provisions

We have entered into change of control agreements with each of our executive officers in order to ensure that we have the continued dedication of these executives and in order to provide them with reasonable compensation and benefit arrangements in the event of termination of their employment following a change of control. We believe that it is imperative to diminish any distraction of our executives arising from the personal uncertainty and insecurity that arises in the absence of any assurance of job security, thereby allowing executives to focus on corporate objectives and strategy. The terms of these agreements and amounts that may be realized are detailed under the heading “Potential Payments Upon Termination or Change of Control.”

SUMMARY COMPENSATION TABLE

The following table shows for the year ended December 31, 2016 compensation awarded to, or earned by:

•	the individuals who served as our principal executive officer or principal financial officer for any portion of 2016; and

•	our three most highly compensated executive officers in 2016, other than the individuals listed above, who were serving as executive officers as of December 31, 2016.

These individuals constitute our named executive officers for the year ended December 31, 2016. The following table also includes compensation awarded to, or earned by, the aforementioned named executive officers for the fiscals year ended December 31, 2015 and 2014 to the extent such individuals were also deemed to be named executive officers for such years.

Name and Principal Position	Year	Salary ($)(1)	Restricted Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Alfred E. Mann(5)	2016	40,615	—	—	—	—		40,615
Former Chairman and Chief Executive Officer	2015	280,230	—	—	—	19,018		299,248
	2014	858,615	365,844	1,076,197	—	42,986		2,343,642

Matthew J. Pfeffer	2016	490,350	—	2,703,602	—	33,392	(6)	3,227,344
Chief Executive Officer and Chief Financial Officer	2015	508,842	62,951	282,693	335,548	31,720		1,220,954
	2014	466,038	68,773	202,195	335,548	37,624		1,110,178

Michael E. Castagna, Pharm.D.	2016	315,385	72,800	1,209,572	50,000	13,028	(7)	1,660,785
Corporate Vice President, Chief Commercial Officer

David Thomson, Ph.D., J.D.	2016	424,760	—	767,788	—	33,915	(8)	1,226,463
Corporate Vice President, General Counsel and Secretary	2015	440,359	62,951	282,693	294,591	42,336		1,122,930
	2014	409,154	68,773	202,195	294,591	33,065		1,007,778

Raymond Urbanski, M.D.	2016	400,000	—	767,788	—	101,320	(9)	1,269,108
Corporate Vice President, Chief Medical Officer

(1)	Includes amounts earned but deferred at the election of the named executive officer, such as salary deferrals under our 401(k) Plan established under Section 401(k) of the Code.
(2)

Restricted stock awards are valued based on the market price of the stock on the grant date. Reference Note 12 “Stock award plans” in the notes to our financial statements for the period ended December 31,

2016, included in Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 16, 2017, which identifies the assumptions made in the valuation of equity awards.
(3)	Non-equity incentive plan compensation is based on individual performance in the achievement of corporate objectives. Performance is compared to these objectives annually. No bonus payments were paid in 2016.
(4)	Amounts include employer contributions credited under our 401(k) Plan and the incremental cost of perquisites received by the named executive officers. Under the 401(k) Plan, which is open to substantially all of our employees, we make matching contributions based on each participant’s voluntary salary deferrals, subject to the provisions of the 401(k) Plan and limits of the Code.
(5)	On January 10, 2016, Mr. Alfred E. Mann ceased to be the Chief Executive Officer upon the appointment of Matthew J. Pfeffer as the Chief Executive Officer and member of the Board of Directors.
(6)	Includes $14,400 in auto allowance, $4,903 in contributions under the 401(k) Plan, $13,539 in medical benefits, and $450 in airline club membership fees and travel benefits.
(7)	Includes $11,354 in auto allowance, and $1,674 in medical benefits.
(8)	Includes $14,400 in auto allowance, $4,595 in contributions under the 401(k) Plan, $13,594 in medical benefits, and $450 in airline club membership fees and travel benefits.
(9)	Includes $4,724 in contributions under the 401(k) Plan and $96,596 in relocation benefits.

GRANTS OF PLAN-BASED AWARDS

On March 1, 2017, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to (i) implement a one-for-five reverse stock split of our outstanding common stock (the “Reverse Stock Split”), without any change in par value per share, and (ii) reduce the authorized number of shares of our common stock from 700,000,000 to 140,000,000 shares, as previously authorized and approved at a special meeting of stockholders on March 1, 2017. The Charter Amendment became effective at 5:01 p.m. Eastern Time on March 2, 2017 (the “Effective Time”). No fractional shares were issued in connection with the Reverse Stock Split. Instead, we issued one full share of the post-Reverse Stock Split common stock to any stockholder of record who was entitled to receive a fractional share as a result of the process.

As a result of the Reverse Stock Split, proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise or vesting of all stock options, restricted stock units and warrants issued by us and outstanding immediately prior to the Effective Time, which resulted in a proportionate decrease in the number of shares of our common stock reserved for issuance upon exercise or vesting of such stock options, restricted stock units and warrants, and, in the case of stock options and warrants, a proportionate increase in the exercise price of all such stock options and warrants. In addition, the number of shares authorized for future grant under our equity incentive/compensation plans immediately prior to the Effective Time were reduced proportionately.

We grant options and restricted stock units to our employees, including the named executive officers, under the 2013 Plan. All options granted to our named executive officers are nonstatutory stock options that do not qualify as incentive stock options within the meaning of Section 422 of the Code. As of December 31, 2016, 2,052,345 options and 14,203 restricted stock units were outstanding under the 2004 Plan, 3,399,245 options and 723,763 restricted stock units were outstanding under the 2013 Plan and an additional 3,840,587 shares of common stock were available for issuance under the 2013 Plan. Options generally expire ten years from date of grant.

The exercise price per share of each option granted to our named executive officers was equal to the fair market value on the date of the grant. The exercise price is payable in cash, shares of our common stock previously owned by the optionee or pursuant to the net exercise of the option.

On March 3, 2017, our common stock began trading on The NASDAQ Global Market on a split-adjusted basis. All references to shares of common stock, all per share data, and all warrant, stock option and restricted stock unit activity for all periods presented in this proxy statement have been adjusted to reflect the Reverse Stock Split on a retroactive basis.

2004 Equity Incentive Plan

Our Board of Directors adopted and our stockholders approved the 2004 Plan, effective July 2004. The terms of the equity awards granted under the 2004 plan, including vesting requirements, were determined by our Board of Directors, subject to the provisions of the 2004 Plan. Following the adoption of the 2013 Plan in May 2013, no additional awards have been granted under the 2004 Plan, and all awards granted under the 2004 Plan that are repurchased, forfeited, expire or are cancelled become available for grant under the 2013 Plan in accordance with its terms. However, all stock options granted under the 2004 Plan continue to be governed by the terms of the 2004 Plan.

2013 Equity Incentive Plan

Our Board of Directors, or a duly authorized committee thereof, has the authority to administer the 2013 Plan. Our Board of Directors has delegated concurrent authority to administer the 2013 Plan to the Compensation Committee, but may, at any time, revert in itself some or all of the power previously delegated to the Compensation Committee. Our Board of Directors or its authorized committee is referred to herein as the “Plan Administrator.”

Stock options vest at the rate specified by the Plan Administrator and may have a term up to a maximum of ten years or, in some cases, five years. Unless the terms of an optionee’s stock option agreement provide otherwise, if an optionee’s service terminates for any reason other than disability, death, retirement or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the stock option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service terminates due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. If the cessation of service is due to retirement, the optionee may generally exercise any vested options for a period of 24 months. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order with the approval of the Plan Administrator or a duly authorized officer. Additionally, an optionholder may, with the approval of the Plan Administrator or a duly authorized officer, designate a beneficiary who may exercise the stock option following the optionholder’s death.

Transactions. In the event of a transaction (as defined in the 2013 Plan and described below), the Board of Directors will have the discretion to take one or more of the following actions with respect to outstanding stock awards (contingent upon the closing or completion of such transaction), unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by the Board of Directors at the time of grant:

•	arrange for the surviving or acquiring corporation (or its parent company) to assume or continue the award or to substitute a similar stock award for the award (including an award to acquire the same consideration paid to our stockholders pursuant to the transaction);

•	arrange for the assignment of any reacquisition or repurchase rights held by us with respect to the stock award to the surviving or acquiring corporation (or its parent company);

•	accelerate the vesting (and, if applicable, the exercisability) of the stock award and provide for its termination prior to the effective time of the transaction;

•	arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by us with respect to the award;

•	cancel or arrange for the cancellation of the stock award, to the extent not vested or exercised prior to the effective time of the transaction, in exchange for such cash consideration, if any, as the Board of Directors may consider appropriate; and

•	make a payment, in such form as may be determined by the Board of Directors, equal to the excess, if any, of (i) the value of the property the participant would have received upon the exercise of the stock award immediately prior to the effective time of the transaction, over (B) any exercise price payable in connection with such exercise.

The Board of Directors is not obligated to treat all stock awards or portions of stock awards in the same manner. The Board of Directors may take different actions with respect to the vested and unvested portions of a stock award.

For purposes of the 2013 Plan, a transaction will be deemed to occur in the event of a corporate transaction or a change in control. A corporate transaction generally means the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

A change of control generally means (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets; (iv) the complete dissolution or liquidation of the Company; or (v) when a majority of the board of directors becomes comprised of individuals whose nomination, appointment, or election was not approved by a majority of the board members or their approved successors.

Change in Control. Under the 2013 Plan, a stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as may be provided in the stock award agreement or other written agreement with the participant. In the absence of such provision, no such acceleration will occur.

The following table summarizes the equity awards granted to the named executive officers during the fiscal year ended December 31, 2016.

Grants of Plan-Based Awards in Fiscal 2016(1)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Options Awards Options ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Alfred E. Mann	—	—	—	—	—

Matthew J. Pfeffer	2/18/16	—	389,913	$4.60	$1,793,602
	5/19/16	—	200,000	$4.55	$910,000

Michael E. Castagna, Pharm.D	5/19/16	16,000	—	$4.55	$72,800
	5/19/16	—	265,840	$4.55	$1,209,572

David Thomson, Ph.D., J.D.	2/18/16	—	87,780	$4.60	$403,788
	5/19/16	—	80,000	$4.55	$364,000

Raymond Urbanski, M.D.	2/18/16	—	87,780	$4.60	$403,788
	5/19/16	—	80,000	$4.55	$364,000

(1)	All equity awards were granted under the 2013 Plan.
(2)	The shares subject to these restricted stock units vest annually over a four-year period.
(3)	The shares subject to these options have exercise prices equal to the fair market value of our common stock on the date of grant and vest over a four-year period with a one-year 25% cliff vesting and monthly thereafter over the following three years. These options expire ten years from the date of grant. Vesting ceases should the executive officer no longer provide continuous service to us.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards at December 31, 2016 granted to each of our named executive officers.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alfred E. Mann	16,060	(1)	—			46.10	8/15/2017	—		—
	86,000	(2)	—			19.45	8/26/2017	—		—
	32,000	(3)	—			37.40	8/26/2017	—		—
	43,000	(4)	—			29.65	8/26/2017	—		—
	43,280	(5)	—			19.00	8/26/2017	—		—
	75,000	(6)	—			12.05	8/26/2017	—		—
	17,325	(8)	—			35.45	8/26/2017	—		—
	72,624	(9)	—			11.60	8/26/2017	—		—
	100,000	(10)	—			8.45	8/26/2017	—		—
	25,000	(13)	—			29.45	8/26/2017	—		—
	120,000	(17)	—			34.25	8/26/2017	—		—
	100,000	(24)	—			8.45	8/26/2017	—		—

Matthew J. Pfeffer	2,060	(7)	—			11.15	4/28/2018	—		—
	19,480	(11)	—			14.3	4/28/2018	—		—
	8,000	(2)	—			19.45	8/13/2018	—		—
	8,600	(3)	—			37.40	8/19/2019	—		—
	12,400	(4)	—			29.65	8/19/2020	—		—
	12,380	(5)	—			19.00	3/2/2021	—		—
	14,700	(6)	—			12.05	8/17/2021	—		—
	40,000	(10)	—			8.45	5/17/2022	—		—
	40,000	(24)	—			8.45	5/17/2022	—		—
	14,400	(9)	—			11.60	8/16/2022	—		—
	90,000	(17)	—			34.25	5/23/2023	—		—
	8,333	(13)	1,667	(13)		29.45	8/22/2023	450	(14)	1,433
	5,063	(8)	3,617	(8)		35.45	8/20/2024	970	(12)	3,088
	4,820	(15)	9,640	(15)		19.55	8/26/2025	2,415	(16)	7,688
	—		120,853	(18)		4.60	1/10/2026	—		—
	—		269,060	(19)		4.60	2/18/2026	—		—
	—		200,000	(20)		4.55	5/18/2026	—		—

Michael Castagna	—		65,840	(21)		4.55	3/14/2026	—		—
	—		200,000	(20)		4.55	5/18/2026	16,000	(22)	50,936

David Thomson	17,000	(2)	—			19.45	8/13/2018	—		—
	12,400	(4)	—			29.65	8/19/2020	—		—
	12,380	(5)	—			19.00	3/2/2021	—		—
	14,320	(6)	—			12.05	8/17/2021	—		—
	4,000	(10)	—			8.45	5/17/2022	—		—
	12,000	(24)	—			8.45	5/17/2022	—		—
	15,000	(9)	—			11.60	8/16/2022	—		—
	72,000	(17)	—			34.25	5/23/2023	—		—
	8,333	(13)	1,667	(13)		29.45	8/22/2023	450	(14)	1,433
	5,063	(8)	3,617	(8)		35.45	8/20/2024	970	(12)	3,088
	4,820	(15)	9,640	(15)		19.55	8/26/2025	2,415	(16)	7,688
	—		87,780	(19)		4.60	2/18/2026	—		—
	—		80,000	(20)		4.55	5/18/2026	—		—

Raymond Urbanski	4,820	(23)	9,640	(23)		19.55	8/10/2025	2,415	(16)	7,688
	—		87,780	(19)		4.60	2/18/2026	—		—
	—		80,000	(20)		4.55	5/18/2026	—		—

(1)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 15, 2007.

(2)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 13, 2008.
(3)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 19, 2009.
(4)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 19, 2010.
(5)	25% vesting on the anniversary of the vesting determination date and 25% each anniversary thereafter; being fully vested on the second anniversary of the vesting determination date. The vesting commencement date is March 3, 2011.
(6)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 18, 2011.
(7)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is April 21, 2008.
(8)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 21, 2014.
(9)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 16, 2012.
(10)	25% vesting on the anniversary of four vesting determination dates over two years; being fully vested on the second year anniversary of the vesting determination date. The vesting commencement date is May 17, 2012.
(11)	Performance based non-qualified option grant on April 28, 2008, which shall vest upon the achievement of certain corporate objectives.
(12)	Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is August 21, 2014.
(13)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 22, 2013.
(14)	Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is August 22, 2013.
(15)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 27, 2015.
(16)	Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is August 27, 2015.
(17)	Performance based non-qualified option grant on May 23, 2013, which shall vest upon the achievement of certain corporate objectives.
(18)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is January 10, 2016.
(19)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is February 18, 2016.
(20)	Performance based non-qualified option grant on May 18, 2016, which shall vest upon the achievement of certain corporate objectives.
(21)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is March 14, 2016.
(22)	Restricted Stock Unit Award: 25% vest on each year anniversary of the vesting determination date; shares shall fully vest on the fourth year anniversary of the vesting determination date. The vesting commencement date is May 19, 2016.
(23)	25% vesting on the anniversary of the vesting determination date and 1/48th per month thereafter; being fully vested on the fourth anniversary of the vesting determination date. The vesting commencement date is August 10, 2015.
(24)	Performance based non-qualified option grant on May 17, 2012, which shall vest upon the achievement of certain corporate objectives.

OPTION EXERCISES AND STOCK VESTED

The following table contains information relating to the exercise of options and vesting of stock by the named executive officers during the fiscal year ended December 31, 2016.

Option Exercises and Stock Vested in Fiscal 2016

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Alfred E. Mann	—	—	—	—
Matthew J. Pfeffer	—	—	2,590	12,011
Michael E. Castagna	—	—	—	—
David Thomson, Ph.D., J.D	—	—	2,615	12,136
Raymond Urbanski, M.D.	—	—	805	3,703

(1)	Stock awards acquired on vesting represent restricted stock awards that vest annually over a four-year period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Estimated Potential Payments

We have entered into severance agreements with Mr. Pfeffer and Dr. Thomson, and change of control agreements with each named executive officer. The table below sets forth the estimated current value of payments and benefits to each of the named executive officers upon termination or change of control. The amounts shown assume that the triggering event occurred on December 31, 2016 and do not include other benefits earned during the term of the named executive officer’s employment that are available to all salaried employees, such as accrued vacation and benefits paid by insurance providers under life and disability policies.

		Triggering Event
		Termination ($)	Change in Control ($)(4)
Matthew J. Pfeffer	Lump sum cash payment	1,082,742	1,168,088
	Continuing health and welfare benefits(1)	38,576	38,576
	Value of extending exercisability term of stock options(2)	139,928	—
	Intrinsic value of accelerated unvested stock options(3)	—	12,209

	Total	1,261,246	1,218,873

Michael E. Castagna, Pharm.D.	Lump sum cash payment	—	709,615
	Continuing health and welfare benefits(1)		30,587
	Value of extending exercisability term of stock options(2)	—	—
	Intrinsic value of accelerated unvested stock options(3)	—	50,936

	Total	—	791,138

David Thomson, Ph.D., J.D.	Lump sum cash payment	905,241	975,577
	Continuing health and welfare benefits(1)	44,730	44,730
	Value of extending exercisability term of stock options(2)	69,598	—
	Intrinsic value of accelerated unvested stock options(3)	—	12,209

	Total	1,019,569	1,032,516

Raymond Urbanski, M.D.	Lump sum cash payment	—	900,000
	Continuing health and welfare benefits(1)		14,894
	Value of extending exercisability term of stock options(2)		—
	Intrinsic value of accelerated unvested stock options(3)	—	7,688

	Total	—	922,582

(1)	Represents the estimated cost of providing or paying for continuing medical and dental coverage for 18 months. The amounts for medical and dental insurance coverage are based on rates charged to our employees for post-employment coverage provided in accordance with the Consolidated Omnibus Reconciliation Act of 1985, or COBRA.
(2)	Represents the fair value of the stock options held by the named executive officer that would be exercisable for a period ending on the earlier of 18 months following the triggering event or the end of the original term of the option.
(3)	Per SEC rules, the intrinsic value of accelerated unvested stock options shown in the table above was calculated using the closing price of our common stock of $0.64 on December 31, 2016. The intrinsic value is the aggregate spread between $0.64 and the exercise price of the accelerated options, if less than $0.64. Accelerated options with exercise prices equal or greater than $0.64 have no intrinsic value. Each of the named executive officer also has an extended exercise period ending on the earlier of 18 months following the triggering event or the end of the original term of the option. There is no fair value calculated for this extended exercise period.

(4)	Represents estimated current value of payments and benefits payable upon termination without cause or resignation for good reason following a change of control. The terms of change of control agreements with our named executive officers are detailed under the heading “Change of Control Agreements” below.

Executive Severance Agreements

We have entered into executive severance agreements with Mr. Pfeffer and Dr. Thomson. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term. In addition, we entered into a severance agreement with Mr. Kocinsky in January 2013, which was terminated in December 2016.

The agreements provide that each executive is an “at will” employee and that his or her employment with us may be terminated at any time by the employee or us. Under the agreements, in the event we terminate an executive’s employment without cause (as defined below) or the employee terminates his or her employment with us for good reason (as defined below), the employee is generally entitled to receive the following:

•	the portion of the employee’s annual base salary earned through the termination date that was not paid prior to his or her termination, if any;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy;

•	on the condition the employee executes and does not revoke a general release and settlement agreement, or release, in favor of us, then the employee will become entitled to receive:

•	the employee’s annual base salary on the date of termination for a period of 18 months following his or her termination, subject to certain limitations;

•	an amount equal to the average annual bonus received by the employee for the three years prior to his termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his or her termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	in the event that the employee did not meet the performance criteria for earning an annual bonus prior to his or her termination, but the Board determines that all such criteria could have been satisfied if the employee remained employed for the full fiscal year, then a portion of his or her average annual bonus for the three years prior to his or her termination, based on the number of days worked during the year; and

•	health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his or her termination or until he qualifies for related benefits from another employer.

In addition, the executive severance agreements provide that, on the condition the employee executes and does not revoke a release, each vested stock option held by the employee on the date of termination will be exercisable for a period ending on the earlier of 18 months following that date or the end of the original term of the option.

Under the agreements, an employee may be terminated for cause if he or she, among other things:

•	refuses to carry out or satisfactorily perform any of his lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his or her reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us.

Under the agreements, good reason includes, among other things:

•	a reduction of the executive’s annual base salary to a level below his or her salary as of October 10, 2007 (April 21, 2008 in the case of Mr. Pfeffer);

•	a material diminution in the executive’s position, authority, duties or responsibilities with us, subject to certain limitations;

•	an order by us to relocate the executive to an office located more than 50 miles from the executive’s current residence and worksite;

•	any non-renewal of the executive severance agreement by us, on the condition that the executive may terminate the agreement for good reason only during the 30-day period after he or she receives notice from us that we intend to terminate the agreement; and

•	any material violation of the executive severance agreement by us.

Under the agreements, an employee must inform us if he intends to terminate his or her agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.

Change of Control Agreements

We have entered into change of control agreements with each named executive officer. Each agreement is for a period of two years and will be automatically renewed for additional one-year periods unless either party gives notice to terminate the agreement at least 90 days prior to the end of its initial term or any subsequent term.

Under the agreements, a change of control will be deemed to occur upon:

•	any transaction that results in a person or group acquiring beneficial ownership of 50% or more of our voting stock, other than us or one of our employee benefit plans;

•	any merger, consolidation or reorganization of us in which our stockholders immediately prior to the transaction hold less than 50% of the voting power of the surviving entity following the transaction, subject to certain limitations;

•	any transaction in which we sell all or substantially all of our assets, subject to certain limitations;

•	our liquidation; or

•	any reorganization of our Board of Directors in which our incumbent directors (as defined in the agreements) cease for any reason to constitute a majority of the members of our Board.

The agreements provide that in the event of a change of control, the employee is generally entitled to maintain the same position, authority and responsibilities held before the change of control, as well as the following compensation and benefits during the period ending on the earlier of two years following the change of control or the termination of his or her employment with us:

•	his or her annual base salary in an amount equal or greater to his or her annual salary as of the date the change of control occurs;

•	an annual bonus in an amount equal to the average annual bonus received by him or her for the three years prior to his or her termination (or the prior period up to three years during which he was one of our executive officers and received a bonus);

•	medical, dental and other insurance, and any other benefits we may offer to our executives; and

•	prompt reimbursement for all reasonable employment expenses incurred by him or her in accordance with our policies and procedures.

Under the change of control agreements, we may terminate an executive with or without cause (as defined below) and the executive may terminate his or her employment with us for good reason (as defined below) or any reason at any time during the two-year period following a change of control. In the event we terminate an executive without cause or an executive terminates his or her employment with us for good reason, he or she is generally entitled to receive the following:

•	the portion of his or her annual base salary earned through the termination date that was not paid prior to his termination, if any;

•	any compensation previously deferred by the employee and any accrued paid time-off that the employee is entitled to under our policy;

•	on the condition the employee executes and does not revoke a release, then the employee will become entitled to received:

•	continuation of the employee’s annual base salary on the date of termination for a period of 18 months following his or her termination, subject to certain limitations;

•	an amount equal to 150% of his or her average annual bonus received by the employee for the three years prior to his or her termination (or the prior period up to three years during which the employee was one of our executive officers and received a bonus);

•	in the event the employee met the performance criteria for earning an annual bonus prior to his or her termination, a portion of the annual bonus earned for the year based on the number of days worked during the year;

•	in the event that the employee did not meet the performance criteria for earning an annual bonus prior to his or her termination, but the Board determines that all such criteria could have been satisfied if the employee remained employed for the full fiscal year, then a portion of his or her average annual bonus for the three years prior to his or her termination, based on the number of days worked during the year; and

•	on the condition the employee executes a release, health insurance and, under certain circumstances, life, disability and other insurance benefits for a period expiring on the earlier of 18 months following his or her termination or until he qualifies for related benefits from another employer.

In addition, the agreements provide that, on the condition the employee executes and does not revoke a release, each equity award held by him or her as of the termination date will become fully vested and exercisable at any point during the term of the option, subject to certain limitations.

Under the agreements, in the event we terminate an employee with cause or an employee terminates his or her employment with us without good reason, his or her agreement will terminate without any further obligation to either party.

The change of control agreements provide that an employee may be terminated for cause if he or she, among other things:

•	refuses to carry out or satisfactorily perform any of his or her lawful duties or any lawful instruction of our Board of Directors or senior management;

•	violates any local, state or federal law involving the commission of a crime other than a minor traffic offense;

•	is grossly negligent, engages in willful misconduct or breaches a fiduciary obligation to us;

•	engages in any act that materially compromises his reputation or ability to represent us with investors, customers or the public; or

•	reaches a mandatory retirement age established by us before a change of control occurs.

Under the agreements, good reason includes, among other things:

•	a material diminution in the employee’s position, authority, duties or responsibilities with us;

•	an order by us to relocate the employee to an office located more than 50 miles from the employee’s current residence and worksite;

•	any non-renewal of the change of control agreement by us, on the condition that the employee may terminate the agreement for good reason only during the 30-day period after he receives notice from us that we intend to terminate the agreement; and

•	any material violation of the change of control agreement by us.

Under the change of control agreements, an employee must inform us if he or she intends to terminate his or her agreement for good reason. We have 30 days from the date we receive notice of the employee’s intent to terminate the agreement for good reason to cure the default.

The executive severance agreements and the change of control agreements with Mr. Pfeffer and Dr. Thomson provide that in the event such executive becomes entitled to benefits under both agreements, compensation payments and other benefits will be coordinated to ensure the executive is entitled to receive the benefits described above without duplicating coverage.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)(c)
Equity compensation plans approved by security holders(1)	15,973,721	$10.53	4,286,370
Equity compensation plans not approved by security holders(2)	—	—	—

(1)	Includes 3,743,013 shares available for issuance under the 2013 Plan and 445,783 shares available for purchase under our Employee Stock Purchase Plan
(2)	As of December 31, 2016, we did not have any equity compensation plans that were not approved by our security holders.

COMPENSATION COMMITTEE REPORT

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee

Kent Kresa, Compensation Committee Chairman

Michael A. Friedman, Compensation Committee Member

James S. Shannon, Compensation Committee Member

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing of MannKind under the Securities Act or the Exchange Act, except to the extent MannKind specifically incorporates this report by reference.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP the written disclosures and the letter describing all relationships between MannKind and its independent auditors that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed Deloitte’s independence with Deloitte.

The Audit Committee discussed with Deloitte the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) standards. In addition, with and without management present, the Audit Committee discussed and reviewed MannKind’s financial statements and the results of Deloitte’s audit of MannKind’s financial statements. Based upon the Audit Committee’s discussion with management and Deloitte and the Audit Committee’s review of MannKind’s financial statements, the representations of MannKind’s management and the independent auditors’ report to the Audit Committee, the Audit Committee recommended to the Board of Directors that MannKind include the audited financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

The Audit Committee Charter provides that one duty of the Audit Committee is to determine whether to retain or to terminate MannKind’s existing auditors or to appoint and engage new auditors for the ensuing year. In performing that duty, the Audit Committee evaluated the performance of Deloitte in performing the examination of MannKind’s financial statements for the fiscal year ended December 31, 2016, and determined to engage Deloitte as MannKind’s independent auditors for the fiscal year ending December 31, 2017.

Audit Committee

Ronald J. Consiglio, Audit Committee Chair

David H. MacCallum, Audit Committee Member

Henry L. Nordhoff, Audit Committee Member

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and any persons beneficially holding more than 10% of our common stock to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Our executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Specific due dates for these reports have been established and we are required to identify those persons who failed to timely file these reports. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from our directors and officers that no other reports were required, during the fiscal year ended December 31, 2016, all of our directors, officers and greater than 10% stockholders complied with the Section 16(a) filing requirements.

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company’s Related-Person Transactions Policy sets forth the policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are, were or will be participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company as an employee, consultant or director are not covered by this policy. A related person is any executive officer, director, or more than 5% beneficial stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Company relies on information supplied by its executive officers, directors and significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN TRANSACTIONS

The following is a description of transactions or series of transactions since January 1, 2016 to which we have been a party, in which the amount involved in the transaction or series of transactions exceeded $120,000, and in which any of our directors, executive officers or persons who we knew held more than five percent of any class of our capital stock, including their immediate family members, had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Management.”

TRANSACTIONS WITH THE MANN GROUP

We are the borrower under a loan arrangement with The Mann Group, which is one of our principal stockholders and of which Mr. Mann was the sole member and manager. Outstanding principal amounts bear interest at a fixed rate of 5.84%, are due and payable quarterly in arrears on the first day of each calendar quarter for the preceding quarter, or at such other time as the Company and The Mann Group mutually agree. All or any portion of accrued and unpaid interest that becomes due and payable may be paid-in-kind and capitalized as additional borrowings at any time upon agreement of the parties.

Since January 1, 2016, the largest outstanding principal amount under the Loan Arrangement was $49,520,906. As of March 31, 2017, the outstanding principal amount under the Loan Arrangement was $49,520,906.

Since January 1, 2016, we have not repaid any of outstanding principal under the Loan Arrangement or the accrued interest.

For additional details regarding the terms of the Loan Arrangement, please refer to Note 7 to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC on March 16, 2017.

In May 2015, we entered into a sublease agreement with the Alfred Mann Foundation for Scientific Research (the “Mann Foundation”), a California Not For Profit Corporation. The lease is for approximately 12,500 square feet of office space in Valencia, California and expires in April 2017. The office space contains our principal executive offices. Lease payments to the Mann Foundation for the year ended December 31, 2016 were $290,458.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are MannKind stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, direct your written request to MannKind Corporation, Investor Relations, 25134 Rye Canyon Loop, Suite 300, Valencia, CA 91355 or contact David Thomson at (661) 775-5300. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their address and would like to request “householding” of their communications should contact their broker.

ANNUAL REPORT

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2016, FILED WITH THE SEC ON MARCH 16, 2017, IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MANNKIND CORPORATION, INVESTOR RELATIONS, 25134 RYE CANYON LOOP, SUITE 300, VALENCIA, CA 91355.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

David Thomson

Corporate Vice President, General Counsel and Secretary

Valencia, California 91355

April 7, 2017

ANNUAL MEETINg OF STOCKHOLDERS OF MANNKIND CORPORATION

Date: May 18, 2017

Time: 10:00 A.M. (Eastern Daylight Time)

Place: MannKind Corporation, 40 Taylor Street, Danbury, CT 06810

Please make your marks like this: Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR all nominees in proposal 1, One Year for proposal 3 and FOR proposals 2 and 4.

1: To elect the seven nominees named herein as directors to serve for the ensuing year and until their successors are elected;

01 Matthew J. Pfeffer 02 James S. Shannon, MD, MRCP (UK) 03 Ronald J. Consiglio 04 Michael A. Friedman, MD 05 Kent Kresa 06 David H. MacCallum 07 Henry L. Nordhoff Recommend Directors For Withhold For For For For For For For 2: To compensation approve, on of an the advisory named basis, executive the officers proxy of MannKind, statement as for disclosed the Annual in MannKind’s Meeting; 3: To preferred indicate, frequency on an advisory of stockholder basis, the advisory vote executive on the officers compensation of MannKind; of the and named 4: To of the ratify Board the selection of Directors by the of Deloitte Audit Committee & Touche accounting LLP as the independent firm of MannKind registered for its public fiscal year ending December 31, 2017. For Against Abstain 1 year 2 years 3 years Abstain 1 Year For Against Abstain For Authorized Signatures—This section must be completed for your Instructions to be executed.

Please Sign Here Please Date Above Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. EVENT # CLIENT # Please separate carefully at the perforation and return just this portion in the envelope provided. Annual Meeting of MannKind Corporation to be held on Thursday, May 18, 2017 for Holders as of March 27, 2017

This proxy is being solicited on behalf of the Board of Directors VOTE BY: INTERNET TELEPHONE Call Go www. To proxypush.com/mnkd 866-437-3716 Cast your vote online. • Use any touch-tone telephone. • OR View Documents. • Have your Proxy Card/Voting Instruction Form ready. • Meeting • Follow the simple recorded instructions. MAIL OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints David Thomson and Rosabel R. Alinaya, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MannKind Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the MannKind Corporation to be held May 18, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, ONE YEAR FOR PROPOSAL 3 AND FOR PROPOSALS 2 AND 4. All votes must be received by 5:00 P.M., Eastern Daylight Time, May 17, 2017. PROXY TABULATOR FOR MANNKIND CORPORATION c/o MEDIANT COMMUNICATIONS P.O. BOX 8016 CARY, NC 27512-9903

Please separate carefully at the perforation and return just this portion in the envelope provided.

Proxy — MannKind Corporation

Annual Meeting of Stockholders

May 18, 2017, 10:00 a.m. (Eastern Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints David Thomson and Rosabel R. Alinaya, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of MannKind Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the MannKind Corporation to be held May 18, 2017 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The purpose of the Annual Meeting is to take action on the following:

1. To elect the seven nominees named herein as directors to serve for the ensuing year and until their successors are elected;

01 Matthew J. Pfeffer 04 Michael A. Friedman, MD 07 Henry L. Nordhoff

02 James S. Shannon, MD, MRCP (UK) 05 Kent Kresa

03 Ronald J. Consiglio 06 David H. MacCallum

2. To approve, on an advisory basis, the compensation of the named executive officers of MannKind, as disclosed in MannKind’s proxy statement for the Annual Meeting;

3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory vote on the compensation of the named executive officers of MannKind; and

4. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of MannKind for its fiscal year ending December 31, 2017.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1, ONE YEAR FOR PROPOSAL 3 AND FOR PROPOSALS

2 AND 4.

To attend the meeting and vote your shares in person, please mark this box.